Exhibit 5.1

BUSINESS LEGAL ADVISORS, LLC 14888 Auburn Sky Drive, Draper, UT 84020 (801) 634-1984 brian@businesslegaladvisor.com	Brian Higley Attorney at Law Licensed in Utah

June 3, 2022

Dennis O’Leary, CEO

DarkPulse, Inc.

815 Walker Street, Suite 1155

Houston, TX 77002

Re:	Registration Statement on Form S-1

Dear Mr. O’Leary:

I have acted as counsel for DarkPulse, Inc., a Delaware corporation (the “Company”) in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

I have reviewed the Registration Statement, including the prospectus (the “Prospectus”) that is a part of the Registration Statement. The Registration Statement registers the offering and sale by a certain selling stockholder of the Company of 1,800,000,000 shares of the Company’s common stock (the “Shares”).

In connection with this opinion, I have reviewed originals or copies (certified or otherwise identified to my satisfaction) of the Company’s Certificate of Incorporation, the Company’s Bylaws, resolutions adopted by the Company’s Board of Directors, the Registration Statement, the exhibits to the Registration Statement, and such other records, documents, statutes and decisions, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant in rendering this opinion.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

The opinions expressed below are limited to the laws of the State of Delaware (including the applicable provisions of the Delaware Constitution, applicable judicial and regulatory decisions interpreting these laws, and applicable rules and regulations underlying these laws) and the federal laws of the United States.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that pursuant to the corporate laws of the State of Delaware, including all relevant provisions of the state constitution and all judicial interpretations interpreting such provisions, the Shares are legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my firm’s name in the related Prospectus under the heading “Legal Matters.”

Very truly yours,

/s/ Brian Higley

[1] Optical Sensing Market by Industry (Aerospace & Defense, Utilities, Oil & Gas, Medical, Construction, and Consumer Electronics), Application, Method, and Geography - Global Forecast to 202\3 (https://www.marketsandmarkets.com/Market-Reports/optical-sensing-market-197592599.html?gclid= EAIaIQobChMIzrfanf7P4QIVA0GGCh3jlw7rEAAYASAAEgI9bvD_BwE)